November 18, 2002

TXU RAISES ADDITIONAL $750 MILLION OF LIQUIDITY AND OTHER ANNOUNCEMENTS

DALLAS - TXU Corp. (TXU) (NYSE:TXU) today announced that its wholly owned subsidiary, TXU Energy Company LLC (TXU Energy), has signed an agreement to issue $750 million of exchangeable subordinated notes due 2012 to DLJ Merchant Banking Partners III , L. P., a CSFB Private Equity Fund and its affiliated funds (DLJ Merchant Banking Partners). The transaction is expected to close by the end of the week.

The notes will carry an interest rate of nine percent and have a provision allowing for deferral of interest payments. The notes can be exchanged at any time for TXU common stock at an exercise price of $13.15 per share of common stock. The number of shares issued will be calculated by dividing the principal amount of notes to be exchanged by the exercise price. On the basis of the current outstanding amount of TXU common stock, the shares to be issued would represent approximately 17 percent of the TXU common stock on a fully diluted basis. The exercise price is subject to customary anti-dilution adjustments. The net proceeds increase liquidity and will be used to repay debt and for other general corporate purposes.

DLJ Merchant Banking Partners will have the right to designate one member on the board of managers at TXU Energy and the right to nominate one board member to the TXU board of directors.

The notes and the common stock will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. TXU has agreed that the common stock will have registration rights.

Financial advisors to TXU were Credit Suisse First Boston and Merrill Lynch &
Co.

Other Announcements:
TXU also announced today that its board of directors has authorized a special meeting of shareholders for the purpose of approving a transfer of a portion of the company's shareholders' equity from stated capital into surplus, in accordance with the Texas Business Corporation Act. The location and time of the meeting will be established at a later date.

In addition, TXU announced that it has received an informal data request from the Securities and Exchange Commission asking the company to voluntarily provide documents related to its recent dividend declaration. TXU will fully comply with the request and does not anticipate any adverse consequences.


NEWS MEDIA:
Carol Peters
214.812.5924
cpeters@txu.com

Joan Hunter
214.812.4071
jhunter@txu.com

Tim Hogan
214.812.2756
thogan@txu.com

INVESTOR RELATIONS:
David Anderson
214.812.4641
danderson@txu.com

Brad Jones
214.812.8405
bjones@txu.com